                                                                    Exhibit 2.1

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is made this 6th day of February, 1997, by and between Magellan Health Services, Inc., a Delaware corporation ("Purchaser"), John T. Lincoln ("Shareholder") and Care Management Resources, Inc., a Florida corporation (the "Corporation").

                             W I T N E S S E T H:

     WHEREAS, Shareholder owns all of the issued and outstanding securities of the Corporation;

     WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Purchaser will purchase from Shareholder eighty-five percent (85%) of the issued and outstanding shares of capital stock of the Corporation (the "Shares"), all upon the terms and subject to the conditions set forth herein:

     NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

     1.1. "Closing" shall mean the consummation of the transactions provided for in this Agreement, which shall occur in accordance with Section 5 hereof.

     1.2. "Employment Agreement" shall mean the Employment Agreement substantially in the form attached hereto as Exhibit A.

     1.3.  "Intellectual Property" shall have the meaning set forth in Section
3.16 hereof.

     1.4. "Noncompete Agreement" shall mean the Covenant Not to Compete to be entered into between Shareholder and the Corporation substantially in the form attached hereto as Exhibit B.

     1.5. "Package" shall mean the comprehensive business package which will enable the Corporation to offer managed care services and products that will include care management and case management, as more specifically described in Exhibit C attached hereto.

     1.6. "Shareholders' Agreement" shall mean the Shareholders' Agreement between Purchaser and Shareholder, substantially in the form attached hereto as Exhibit D.

2.   COVENANTS AND UNDERTAKINGS.

     2.1. Purchase and Sale of Shares. At the Closing, Shareholder shall sell, assign, transfer, convey and deliver the Shares to Purchaser, free and clear of all liens, claims, charges, security interests, and other encumbrances of any nature whatsoever. Such sale, assignment, transfer and conveyance shall be evidenced by the delivery to Purchaser of duly endorsed in blank share certificates or by instruments of transfer reasonably satisfactory in form and substance to Purchaser and its counsel.

     2.2. Consideration. In consideration of the sale, assignment, transfer, conveyance and delivery of the Shares and in reliance upon the covenants, representations and warranties made herein by Shareholder and the Corporation, Purchaser shall pay to Shareholder a total amount equal to One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00) in full payment for the Shares, which payment shall be made by wire transfer at Closing to an account designated by Shareholder.

     2.3 Resignation. Shareholder agrees to cause to be delivered to Purchaser at the Closing the resignation of each of the directors and officers of the Corporation, except for Shareholder, who shall remain a director.

3.   REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND THE CORPORATION.

     Shareholder and the Corporation represent and warrant to Purchaser, its successors and assigns, as of the date hereof, as follows:

     3.1. Organization, Standing and Foreign Qualification. The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of Florida. The Corporation has the full power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

     3.2. Authority and Status. Shareholder and the Corporation have the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Shareholder and the Corporation in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Shareholder and the Corporation, enforceable against Shareholder and the Corporation in accordance with their respective terms. Attached hereto as Schedule 3.2 are true, correct and complete copies of the Articles of Incorporation and Bylaws of the Corporation.

     3.3 Capitalization The entire authorized capital stock of the Corporation consists of 500,000 shares of common stock, no par value, of which 400,000 shares are issued and outstanding. All of the shares of capital stock of the Corporation are owned by Shareholder, free and clear of all

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liens, claims, charges and encumbrances of any nature whatsoever, and no other person or entity has any equitable or beneficial interest in the Corporation, except that prior to the closing, Shareholder may sell to Paul
G. Shoffeitt up to seven and one half percent (7.5%) of the issued and outstanding shares of common stock of the Corporation (the "Option"). The Shares are validly authorized and issued, fully paid and non-assessable. Except for the Option, there are no outstanding options, warrants, calls, commitments, or plans by the Corporation to issue any additional shares of its capital stock, or to pay any dividends on its capital stock or to purchase, redeem, or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of the Corporation.

    3.4. Absence of Equity Investments. The Corporation does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity.

    3.5.  Liabilities and Obligations of the Corporation

          3.5.1. Attached hereto as Schedule 3.5.1 is a true, correct and complete unaudited balance sheet of the Corporation as of January 31, 1997, and the Corporation's statement of cash flows as of January 31, 1996. Such balance sheet is complete, has been prepared in accordance with generally accepted accounting principles, consistently applied, and discloses all liabilities of the Corporation, whether absolute, contingent, accrued or otherwise, existing as of the date thereof except those which are of a nature not required to be reflected in financial statements prepared in accordance with generally accepted accounting principles and those which have been incurred in the ordinary course of business since January 31, 1997 and prior to Closing, all of which shall be discharged by the Corporation from funds of the Corporation held prior to Closing. Such statement of cash flows has been prepared in accordance with generally accepted accounting principles. All debts owed by the Corporation to Shareholder, whether or not shown on
Schedule 3.5.1, have been discharged prior to the date hereof.

          3.5.2. The Corporation is not in default with respect to any of its liabilities or obligations, all of which have been, or are being, paid and discharged as they become due.

    3.6. Taxes. The Corporation is a subchapter S corporation within the meaning of the Internal Revenue Code of 1986, as amended, and has timely and accurately filed all federal and local tax returns and reports required to be filed by it, and Shareholder has timely paid all taxes owed in respect thereof. The Corporation agrees to authorize Shareholder to prepare, execute and file all federal, state and local tax returns to be filed by the Corporation for all periods prior to the Closing, regardless of whether such returns are prepared prior to or after the Closing.

    3.7. Personal Property. Attached hereto as Schedule 3.7 is a list of all items of tangible personal property owned by the Corporation, and the Corporation has good title to all such property, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever.


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    3.8.  Real Property.  The Corporation does not own, lease or have any interest, direct or indirect, in any real property.

    3.9.  Bank Accounts, Powers of Attorney.  Set forth and described on
Schedule 3.9 hereto is a complete list of all bank accounts (with account reflected as of the close of business on January 31, 1997) and all safe deposit boxes of the Corporation, all powers of attorney in connection with such accounts, and the names of all persons authorized to draw thereon or to have access thereto. The parties hereto agree that the cash and bank accounts of the Corporation (and its accounts receivables) may have zero balances as of the date hereof. Other than as set forth and described on Schedule 3.9, the Corporation has not granted any powers of attorney in favor of any person or entity.

    3.10. Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Corporation or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any agreement, instrument, or any order, judgment, decree, or other arrangement to which Shareholder or the Corporation is a party or is bound or by which the assets or business of the Corporation are affected.

    3.11. Litigation. There is no suit, action, proceeding, judgment, claim or investigation instituted by or against the Corporation; no suit, action, proceeding, judgment, claim or investigation has been threatened against the Corporation. There exists no basis or grounds for any suit, action, proceedings, judgment, claim or investigation against the Corporation. The foregoing sentence shall not be deemed a representation or warranty with respect to the quality or reliability of the manuals, guidelines, criteria, and protocols contained in the Package; however, Shareholder has no knowledge of any material defect or deficiency in such components of the Package.

    3.12. Licenses and Permits; Compliance With Law. To the knowledge of Shareholder, the Corporation holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business. The parties hereto acknowledge that the Corporation shall have no UR (utilization review) licenses and that no applications for such licenses have been made. The Corporation is presently in compliance, and has at all times since its formation complied with, all applicable statutes, ordinances, rules, regulations and orders of any governmental authority.

    3.13. Contracts, Etc. Schedule 3.13 hereto consists of a true and complete list of all written contracts and a summary of all oral agreements to which the Corporation is a party as of the date hereof.

    3.14. Labor Matters. The Corporation has no employees other than Shareholder. Listed on Schedule 3.14 hereto is the present salary or rate of compensation for Shareholder.


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   3.15. Benefit Plans. The Corporation has no employee benefit plans or agreements except for those set forth in the Employment Agreement or set forth in the employment agreement between the Corporation and the Shareholder.

   3.16. Intellectual Property. The Corporation has good and marketable title to all of the copyrights, patents, designs and other intellectual property used or proposed to be used in the business of the Corporation (all of the foregoing referred to herein as the "Intellectual Property"), in each case free and clear of any liens, claims, charges, encumbrances or rights of others of any nature whatsoever, and the Corporation has the sole ownership rights in said Intellectual Property, except that the Corporation has applied for trademark registration of the name and logo described on Schedule 3.16 and makes no warranty or representation with respect to the outcome of such application or the likelihood of the grant of any trademark protection with respect thereto.

   3.17. Schedules and Exhibits. All Schedules and Exhibits attached hereto are true, correct and complete as of the date hereof.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

   Purchaser represents and warrants to Shareholder, as of the date hereof, as follows:

   4.1. Organization and Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

   4.2. Authority and Status. Purchaser has the full corporate power and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act, approval or consent of any other person or entity whomsoever. The execution, delivery and performance by Purchaser of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of Purchaser. This Agreement, and each and every other agreement, document and instrument to be executed and delivered by Purchaser in connection herewith constitute or will, when executed and delivered, constitute the valid and binding obligation of Purchaser, enforceable against it in accordance with their respective terms.

   4.3. No Violation. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of the charter or bylaws of Purchaser,
(b) violate, conflict with or result in a breach of any agreement, instrument or understanding to which Purchaser is a party or to which any of its assets are subject or (c) violate any order, decree, judgment, statute, regulation, ordinance or other law or requirement to which the Purchaser or any of its parents, subsidiaries or affiliates are subject.

   4.4. Consents and Approvals. No consent, approval, authorization, order, filing or registration by or with any person not a party to this Agreement or any governmental or quasi-


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governmental or regulatory agency is required to be obtained by the Purchaser with regard to the execution of this Agreement or of any other agreement or instrument contemplated herein, including, without limitation, the Shareholders Agreement, the Noncompete Agreement or the Employment Agreement, or of the consummation of the transactions contemplated hereby or thereby.

    4.5. Litigation. There is no litigation or proceeding pending or threatened against the Purchaser or any of its parents, subsidiaries or affiliates which would question or challenge the execution of this Agreement or any other agreement or instrument herein contemplated, including, without limitation, the Shareholders Agreement, the Noncompete Agreement and the Employment Agreement, or the consummation of the transaction contemplated hereby and thereby.

    4.6. No Bankruptcy or Insolvency. No bankruptcy, insolvency, reorganization, rearrangement or similar action or proceeding, whether voluntary or involuntary, is pending, threatened or otherwise contemplated by or against Purchaser.

   4.7. Broker and Finder Fees. Purchaser has not used any broker, finder or other agent in connection with this transaction. Purchaser agrees to indemnify Shareholder for any claims brought by any broker, finder or other agent claiming to have acted on behalf of Purchaser in connection with the transactions contemplated herein.

    4.8. Due Diligence. Purchaser acknowledges that the Corporation was only recently incorporated and has virtually no financial or business history, has no customers or immediate sources of income and owns virtually no tangible assets except those described in the Package. Purchaser further acknowledges that, except as specifically set forth in this Agreement, neither Shareholder nor the Corporation nor any of their agents has made any representation or warranty to Purchaser regarding the Corporation, its business or assets or the prospects for its success. Purchaser acknowledges that it is buying the Shares for investment purposes only and not with a view toward resale.

    4.9. Bylaws. The Corporation agrees that it shall maintain the indemnification provisions set forth in Article XI of the Bylaws of the Corporation, as set forth in Schedule 3.2, so long as either of John T. Lincoln or Paul G. Shoffeitt is an officer or director of the Corporation, and any amendment thereto after they cease to be shareholders shall not retroactively affect any right of any Shareholder thereunder.
Notwithstanding the foregoing, the parties agree that the Corporation shall have no obligation to indemnify any officer or director for any act, omission or circumstance occurring or existing prior to the Closing, and Article XI of the Bylaws shall be amended immediately after Closing consistent with this sentence.

    5. CLOSING.

         The Closing shall occur simultaneously with the execution hereof, in the offices of Dow, Lohnes & Albertson in Atlanta. At the Closing, each of the following transactions shall occur:


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       5.1.2. the resignation of each of the directors and officers of the
Corporation described in Section 2.3;

       5.1.3. certificate of status of the Corporation, as of the most recent practicable date, from the State of Florida;

       5.1.4. the Noncompete Agreement executed by Shareholder and the Corporation;

       5.1.5. the Employment Agreement executed by Shareholder and the Corporation;

       5.1.6. the Shareholders' Agreement executed by Shareholder;

       5.1.7. an opinion of counsel in substantially the form attached hereto as Exhibit E;

       5.1.8. all books of account, contracts, files and other data and documents pertaining to the business and operations of the Corporation; and

       5.1.9. such other evidence of the performance of all covenants and satisfaction of all conditions required of Shareholder and the Corporation by this Agreement, at or prior to the Closing, as Purchaser or its counsel may reasonably require.

   5.2. Performance by Purchaser. Purchaser shall deliver to Shareholder the following:

       5.2.1. cash, by certified check or wire transfer, in the amount of the purchase price as provided for in Section 2.2;

       5.2.2. the Shareholders Agreement and the Noncompete Agreement executed by Purchaser;

       5.2.3. the Employment Agreement executed by the Corporation;

       5.2.4. such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Purchaser by this Agreement, at or prior to the Closing, as Shareholder or Shareholder's counsel may reasonably require;

       5.2.5. within 15 days after Closing, certified copies of resolutions of the Board of Directors of Purchaser, reasonably acceptable to Shareholder's counsel, ratifying and approving the transactions contemplated hereby;

       5.2.6. a written statement indicating that the Package is fully complete; and

       5.2.7. an opinion of counsel in substantially the form shown in Exhibit F attached hereto.


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       5.2.5. within 15 days after Closing, certified copies of resolutions of the Board of Directors of Purchaser, reasonably acceptable to Shareholder's counsel, ratifying and approving the transactions contemplated hereby;

       5.2.6. a written statement indicating that the Package is fully complete; and

       5.2.7. an opinion of counsel in substantially the form shown in Exhibit F attached hereto.

6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

   6.1. Representations and Warranties. All representations, warranties and covenants contained in Sections 3 and 4 hereof shall be deemed continuing representations, warranties and covenants and shall survive the Closing for a period of eighteen (18) months.

   6.2. Indemnification of Purchaser by Shareholder. Shareholder agrees to indemnify and hold harmless Purchaser against and with respect to:

       6.2.1. For a period of eighteen (18) months after the Closing, any and all actual losses, liabilities or damages arising from or in connection with any untrue representation, breach of warranty or nonfulfillment of any covenant by Shareholder contained herein or in any certificate, document or instrument delivered by Shareholder to Purchaser hereunder;

       6.2.2. For a period of three (3) years after the Closing Date, any and all actual losses, liabilities or damages resulting from the activities of Shareholder or the Corporation prior to the Closing, except that with respect to any tax issues, the indemnification provided in this Section 6.2 shall survive for the entire relevant statute of limitations period; and

       6.2.3. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing matters set forth in subsection 6.2.1 or 6.2.2 or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

Notwithstanding any other provision of this Agreement to the contrary, the Shareholder shall not have any liability under this Section 6.2 until the aggregate amount of all claims against the Shareholder hereunder exceed Forty Thousand Dollars ($40,000), and at such time as the aggregate amount of all claims exceeds such amount, then the Shareholder shall be liable for the full amount of all such claims, and not limited to the excess.

   6.3. Indemnification of Shareholder by the Corporation. The Corporation agrees to indemnify and hold harmless Shareholder against and with respect to:

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foregoing matters set forth in subsection 6.3.1 or 6.3.2 or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

   6.4. Investigation. Any investigation made at any time by or on behalf of any party hereto shall not diminish in any respect whatsoever such party's right to rely on the representations and warranties made by or on behalf of any other party herein or pursuant to this Agreement.

   7. GENERAL PROVISIONS

   7.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight courier service, addressed as follows:

       7.1.1.   If to Shareholder:

                Mr. John T. Lincoln
                Care Management Resources, Inc.
                1500 Atlantic Boulevard #308
                Key West, Florida 33040

                With a copy to:

                Alan M. Schwartz, Esq.
                9861 Broken Land Parkway
                Suite 340
                Columbia, Maryland 21046


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

       7.1.2. If to the Corporation:

              Care Management Resources, Inc.
              c/o Magellan Health Services, Inc.
              3414 Peachtree Road, N.E., Suite 1400
              Atlanta, Georgia 30326
              Attn: Cherie Fuzzell, Esq.

       7.1.3. If to Purchaser:

              Magellan Health Services, Inc.
              3414 Peachtree Road, N.E., Suite 1400
              Atlanta, Georgia 30326
              Attn: Cherie Fuzzell, Esq.

   7.2. Further Assurances. Each party covenants that at any time, and from time to time after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

   7.3. Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

   7.4. Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

   7.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

   7.6. Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

   7.7. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral, written or collateral, among the parties hereto relating to the

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transactions contemplated hereby or the subject matter herein.  This
Agreement does not modify or supersede the Confidentiality Agreement dated December 10, 1996 between the parties hereto, a copy of which is attached hereto as Exhibit G , which agreement shall remain in full force and effect. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

   7.8. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Georgia which apply to a contract executed and to be performed entirely within the State of Georgia, without regard to principles of conflicts of laws.

   7.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   7.10. Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

   7.11. Schedules and Exhibits Incorporated. All Schedules and Exhibits attached hereto are incorporated herein by reference, and all blanks in such Schedules and Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

   7.12. Construction. The parties acknowledge and agree that this Agreement is the result of extensive negotiations between the parties and their respective counsel, and that this Agreement shall not be construed against either party by virtue of its role or its counsel's in drafting it.

   7.13. Assignment. This Agreement may only be assigned with the prior, written consent of the other parties hereto.

   7.14. Time of Essence. Time is of the essence with respect to all provisions of this Agreement.


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     IN WITNESS WHEREOF, each party hereto has executed this Agreement on the day and year first above written.

                                         SHAREHOLDER:

Witness:
/s/ Cherie Fuzzell, Esq.                 /s/ John T. Lincoln
--------------------------------         -------------------------------------
                                         John T. Lincoln


                                         THE CORPORATION:

                                         Care Management Resources, Inc.

Attest:                                  By:  /s/ John T. Lincoln
/s/ Cherie Fuzzell, Esq.                 -------------------------------
-----------------------------------      Name:  John T. Lincoln
                                         Title: President


                                         PURCHASER:

                                         Magellan Health Services, Inc.

Attest:                                  By: /s/ E. Mac Crawford
/s/ Cherie Fuzzell, Esq.                 --------------------------------
----------------------------------       Name:  E. Mac Crawford
                                         Title: Chairman, CEO and President


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